Exhibit 99.1

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Announces Positive End-of-Phase 2 Meetings with FDA for Lesinurad

SAN DIEGO, September 7, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) announced today that it has completed formal End-of-Phase 2 meetings with the U.S. Food and Drug Administration (FDA) and successfully reached agreement on the following key aspects of its proposed lesinurad Phase 3 development plan: the overall size and design of the planned Phase 3 clinical studies, the primary endpoints, the total safety database proposed for NDA filing, manufacturing plans for both drug substance and drug product, the preclinical toxicology program and the clinical pharmacology program. The Company continues to target commencing Phase 3 studies before the end of this year. Lesinurad is Ardea’s lead product candidate in development for the chronic treatment of gout.

“There is a major unmet medical need for a well-tolerated, orally administered urate-lowering therapy that works by a novel mechanism of action and can be given alone or in combination with other agents to the many patients who are not adequately treated with currently available products,” commented Michael Becker, MD, Professor Emeritus of Medicine, Department of Medicine, University of Chicago Medical Center. “The encouraging safety and efficacy results from Phase 2 clinical trials of lesinurad provide strong support for successful Phase 3 clinical development.”

In connection with the Company’s Phase 3 development program and as previously announced, the Company recently commenced a multinational, interventional study designed to identify gout patients not reaching target serum uric acid (sUA) levels on allopurinol, currently the most widely prescribed gout medication. In addition to collecting clinically relevant information on the use of allopurinol, this study will also assist in pre-screening and determining the eligibility of gout patients to enroll into two pivotal Phase 3 studies, which will evaluate the effect of adding lesinurad to allopurinol in patients who do not reach target sUA levels on allopurinol alone. The interventional study will also help identify allopurinol-intolerant patients who would be eligible for the Company’s Phase 3 study of lesinurad monotherapy for patients in whom allopurinol is contraindicated. A Phase 3 study of lesinurad in combination with febuxostat is also planned.

“We are very gratified with the positive outcome and clear feedback from the FDA at our End-of-Phase 2 meetings,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “We were also very pleased to have recently initiated our allopurinol interventional trial, as it is an important first step in the efficient and effective conduct of our overall Phase 3 program for lesinurad. It should help expedite overall enrollment in the main portion of our Phase 3 program by enabling us to identify ahead of time eligible patients to participate in our studies.”

About Hyperuricemia and Gout

Gout is a painful, debilitating and progressive disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules, intermittent attacks of severe pain and kidney damage. In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.

In 2008, approximately 8.3 million patients in the U.S., 9 million patients in the European Union and 2.9 million patients in Japan had been diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over the age of 40 and represents a significant unmet medical need with limited treatment options.

About Lesinurad

Lesinurad is our most advanced product candidate for the chronic treatment of gout. Lesinurad is an oral, once-daily inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90 percent of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate means of reducing sUA levels. In addition, because increasing the excretion of uric acid is additive to the effects of drugs known as xanthine oxidase inhibitors that decrease the production of uric acid, including allopurinol and febuxostat, lesinurad in combination with such drugs has the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.

Lesinurad has been evaluated as a single agent and in combination with the approved xanthine oxidase inhibitors, allopurinol and febuxostat. Over 500 people have received lesinurad in Phase 1 and 2 clinical trials.

About Ardea Biosciences, Inc.

Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the chronic treatment of gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in longer term extensions of these studies. In support of our Phase 3 program we are currently advancing lesinurad in a multinational interventional study designed to identify gout patients who can then enroll into our main Phase 3 studies. Our next-generation URAT1 inhibitor, RDEA3170, is currently in Phase 1 clinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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